Exhibit 99.1

August 31, 2012

The Board of Directors

HiSoft Technology International Limited

33 Lixian Street

Qixianling Industrial Base

Hi-Tech Zone, Dalian 116023

People’s Republic of China

Dear Members of the Board:

We hereby consent to the use of our name and the inclusion of our opinion letter, dated August 10, 2012, to the Board of Directors of HiSoft Technology International Limited (“HiSoft”) as Appendix C to, and the references thereto under the headings “Summary — Opinion of Financial Adviser to HiSoft”, “The Merger —  Background of the Merger”, “The Merger — Recommendation of the HiSoft Board” and “The Merger — Opinion of Financial Adviser to HiSoft” in, the joint proxy statement/prospectus relating to the proposed merger involving HiSoft and VanceInfo Technologies Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of HiSoft (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD ASIA (HONG KONG) LIMITED

By:	/s/ PETER KUO
Peter Kuo
Managing Director